U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2007

American Capital Strategies, Ltd.
(Exact name of registrant as specified in its charter)

DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (301) 951-6122
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01. Other Events.

On March 26, 2007, American Capital Strategies, Ltd. ("American Capital" or the "Company") completed its previously announced public offering of 9 million shares of its common stock at $44.71 per share. Of those shares, 3 million shares were offered directly by the Company and 6 million shares were borrowed and sold in the offering by Citigroup Global Markets Inc., an affiliate of Wachovia Capital Markets, LLC and an affiliate of Credit Suisse Securities (USA) LLC (the "Counter-Parties" and each, a "Counter-Party") in connection with agreements to purchase common stock from American Capital at a future date. In addition, the underwriters exercised their over-allotment option of 1,350,000 shares in full. In connection with the public offering, the Company entered into an Underwriting Agreement with Citigroup Global Markets Inc., Wachovia Capital Markets, LLC and Credit Suisse Securities (USA) LLC, Bear, Stearns & Co. Inc., Goldman, Sachs & Co., BB&T Capital Markets, a division of Scott & Stringfellow, Inc., and Wells Fargo Securities, LLC. Pursuant to the Underwriting Agreement, the Company also granted the underwriters an option to purchase up to an additional 1,350,000 shares of common stock at the public offering price, less the underwriting discount, to cover over-allotments. The option was exercised in full at the time of closing.

On March 12, 2007 and March 20, 2007, American Capital issued press releases announcing the terms of the public offering. A copy of the press releases and the Underwriting Agreement are attached hereto as exhibits.

Item 9.01.    Financial Statements and Exhibits.

Exhibit Number	Exhibit

99.1	Underwriting Agreement, dated March 20, 2007.
99.2	Press Release announcing the offering, issued March 12, 2007.
99.3	Press Release announcing the pricing of the offering, issued March 20, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL STRATEGIES, LTD.

Dated: March 27, 2007	By:	/s/ SAMUEL A. FLAX
Samuel A. Flax Executive Vice President, General Counsel and Secretary